                                            REGISTRATION STATEMENT NO. 33-58811
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                  FORM S-3/A

                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             VITRONICS CORPORATION
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

     COMMONWEALTH OF MASSACHUSETTS                   04-2726873
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
           OF INCORPORATION)                     IDENTIFICATION NO.)

                                 1 FORBES ROAD
                        NEWMARKET, NEW HAMPSHIRE 03857
                                (603) 659-6550
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                       JAMES J. MANFIELD, JR., CHAIRMAN
                             VITRONICS CORPORATION
                                 1 FORBES ROAD
                        NEWMARKET, NEW HAMPSHIRE 03857
                                (603) 659-6550
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                                  COPIES TO:

       MICHAEL F. SWEENEY, ESQ.                WILLIAM M. PRIFTI, ESQ.
       HINCKLEY, ALLEN & SNYDER                      LAW OFFICES
           1500 FLEET CENTER                   220 BROADWAY, SUITE 204
    PROVIDENCE, RHODE ISLAND 02903         LYNNFIELD, MASSACHUSETTS 01940
            (401) 274-2000                         (617) 593-4525

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 10, 1995

PRELIMINARY PROSPECTUS
- ----------------------
                             VITRONICS CORPORATION

                        1,920,000 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

  All of the above shares of common stock, $.01 par value per share ("Common Stock"), of Vitronics Corporation (the "Company") being offered hereby are being sold by Schneider Securities, Inc., the managing underwriter (the "Underwriter"), pursuant to the terms of a letter of intent for a firm commitment offering between the Underwriter, New England Growth Fund I, L.P. as Selling Stockholder ("NEGF") and the Company. Under said letter of intent, the Underwriter is purchasing 1,920,000 shares (the "Shares") of Common Stock from
NEGF for $   per share (the bid price on the American Stock Exchange ("AMEX")
as of the date of this Prospectus less a 12% discount) and reselling the Shares to the public at the same discounted price. The Company will not receive any proceeds from the sale of the Shares. See "Plan of Distribution."

  An additional 968,225 shares of Common Stock are also being registered by the Company pursuant to the Registration Statement of which this Prospectus is a part, but such shares are not part of the firm commitment offering described in this Prospectus. Such additional shares will be sold in market transactions on a continuous or delayed basis, subject to certain limitations imposed by Federal and state securities laws, at then current market prices at any time, and from time to time, over the next two years. In connection with such sales, it is expected that such selling stockholders will incur a standard commission charge. The selling price of such additional shares cannot be determined at this time. See "Other Selling Stockholders."

  The Shares are listed on the AMEX where they trade under the symbol "VTC." The average of the high and low prices for the Common Stock on August 7, 1995 was $1.66 per share. See "Risk Factors -- Volatility of Stock Price" and "Market for Registrant's Common Stock."

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                        PRICE TO   COMMISSIONS AND     PROCEEDS
                                         PUBLIC  EXPENSE ALLOWANCE(1) TO NEGF(2)
- --------------------------------------------------------------------------------
Per Share.............................    $ .            $ .             $ .
- --------------------------------------------------------------------------------
Total Offering........................   $ ,  ,          $ ,            $ ,  ,

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Underwriter will receive a commission of 10% and a non-accountable expense allowance of 3% from NEGF. Other brokers participating in the Offering may receive all or a portion of the 10% commission. The Company has agreed to reimburse NEGF for one half of the non-accountable expenses of the Underwriter up to a maximum of $40,000. The Company and the Underwriter have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                  -----------

                           SCHNEIDER SECURITIES, INC.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS      , 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048 and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company can also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "10-K"), as amended on August 4, 1995 (Amendment No. 1) and August 8, 1995 (Amendment No. 2).

    (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 1995, as amended on August 4, 1995 (Amendment No. 1).

    (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 1995, as amended on August 10, 1995 (Amendment No. 1).

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Lorraine Giordano, Clerk, Vitronics Corporation, 1 Forbes Road, Newmarket, New Hampshire 03857; 603-659-6550.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus, and any document incorporated by reference, in its entirety.

                                  THE COMPANY

  Vitronics Corporation (the "Company") designs, manufactures and markets high-volume systems for the soldering of surface mounted devices to, and the cleaning of, printed circuit boards ("PCBs"). The Company's solder reflow systems generally sell for between $20,000 and $150,000, and its semi-aqueous cleaning systems generally sell for between $110,000 and $160,000. Management believes that the Company's systems have the largest market share of their respective high end reflow markets (excluding Japan), with approximately 30% of the domestic and one-quarter of the worldwide solder reflow market, and in excess of 50% of the installed base of in-line, semi-aqueous cleaning systems.

  Although none of the Company's customers named below have any ongoing contractual obligation to purchase the Company's products, all have made repeated purchases of the Company's products in the past and approximately 40% of such customers currently have purchase orders pending in the Company's backlog. United States customers during the past eighteen months have included Allied Signal, AT&T, AVEX Electronics, Chrysler, GE, GM, GTE, Hughes Aircraft, IBM, Intel, McDonnell Douglas, Motorola, Northern Telecom, Raytheon, SCI and Xerox. International customers during such period have included Ericsson, Fujitsu, Hitachi, Mitsubishi, NEC, Olympus, Phillips, Siemens and Toshiba.

  During 1994, the Company successfully introduced two new solder reflow ovens into the marketplace, and recorded total sales in excess of $17 million and net income of $602,000, as compared with a net loss of $1,357,000 in 1993 on sales of $12.7 million in 1993. During the last quarter of 1994, the Company had record bookings of $5.5 million.

                                  THE OFFERING

Shares Offered............  1,920,000 shares of Common Stock (the "Shares").

Common Stock
 Outstanding(1)...........  7,553,638 shares

American Stock Exchange
 Symbol...................  VTC

Use of Proceeds...........  The Company will not receive any proceeds from the sale of Shares.

Risk Factors..............  The Shares offered hereby are speculative in na-
                             ture, involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of his entire investment. See "Risk Factors."
- --------
(1) As of July 1, 1995. Does not include the 976,200 shares reserved for issuance pursuant to options presently outstanding under the Company's stock option plans.

                                 RISK FACTORS

  INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL RESOURCES WHO CAN AFFORD THE LOSS OF ALL OR A PART OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING MATTERS BEFORE
INVESTING:

  Recent History of Losses. As reflected in the Company's financial statements, the Company recorded net income of $602,000 in fiscal 1994, after net losses of over $6 million in the aggregate for the preceding three fiscal years. The Company attributes this turnaround to an aggressive cost control program implemented in 1993, reduction in material and direct labor costs, general improvement in the economy and the marketing of innovative new products such as UNITHERM II(R) and ISOTHERM(TM). While the Company will continue to build on this strategy, there can be no assurance of continued profitability.

  Bank Financing. The Company has obtained a $500,000 line of credit with the First National Bank of Portsmouth. This line of credit is secured by substantially all of the assets of the Company. Management believes this line of credit, in addition to internally generated funds and capital equipment lease financing expected to be available, will be sufficient to meet the Company's working capital requirements in 1995. There can be no assurance, however, that additional debt or equity financing will not be needed or that such financing, if available, will be adequate to meet the Company's requirements on terms satisfactory to the Company.

  Business Cycles; Dependence of Company on Electronics-Related
Industries. Most of the Company's customers operate in electronics-related industries that are subject to a decline in activity during recessions in the general economy. During the recent recession, the Company experienced a steady decline in net sales from $20.5 million in fiscal 1989 to a low of $12.3 million in fiscal 1992. Although the Company in 1994 experienced a significant increase in sales and orders for its products, there can be no assurance that the negative impact of the recent recession in the general economy, and in the electronics-related industries in particular, is over. Moreover, the currently forecasted slowdown in the economy, should it occur, could have a material adverse impact on the Company's operations. In the future, it should be expected that the Company's business will continue to be affected by general business cycles and that such cycles will have a material impact upon the Company's business from year to year.

  Competition. The printed circuit board ("PCB") reflow soldering and cleaning markets are highly competitive. Competition, and particularly price competition, could adversely affect the Company's ability to maintain and/or increase its sales and profitability. Many of the Company's current and potential competitors have substantial financial, marketing and technical resources, manufacturing capability, customer support organizations and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

  The Company's solder reflow systems may also face competition from the development of electrically conductive adhesives designed to eliminate the need to solder components to PCBs. At this point in the development of conductive adhesives the Company believes that even if the adhesives are technologically successful, they will require heat treatment or curing. Accordingly, a market will continue to exist for the Company's solder reflow technology. The potential impact of electrically conductive adhesives on the Company's semi-aqueous system business is uncertain.

  The Company's semi-aqueous cleaning systems also face competition from the growing acceptance and utilization of "no clean" solder pastes which produce minimal flux residue, thus reducing and potentially eliminating the need for post-assembly PCB cleaning and the emergence of electrically-conductive adhesives. There can be no assurance that the technology necessary to make and effectively use "no clean" solder pastes which meet high reliability standards will not be developed. In such event, the market for semi-aqueous cleaning systems could be substantially reduced.

  Component Supply. The microprocessor used in the Company's UNITHERM solder reflow systems is presently being purchased from only one source. There can be no assurance that this source will continue in business or continue to manufacture the component upon which the Company's products currently depend. The Company has not entered into a supply agreement with this vendor and is dependent on the availability of its components on an as-needed basis. Although management believes it can obtain the microprocessor component from other sources on competitive terms, the inability to obtain the number of these components required could result in delays or reductions in product shipments which would adversely affect the Company's operating results.

  Potential Increased Costs. Although management believes that it has defined the production costs of its new product lines within fairly narrow ranges, these costs may vary depending on the Company's ability to take advantage (or not) of quantity discounts, etc. If the Company experiences working capital shortages in 1995, its costs may increase and gross margins decrease, which could have a material adverse impact on the Company and its prospects for growth.

  Technological Change and Dependence on New Products. The Company's product markets are characterized by changing technology, evolving industry standards and frequent new product introductions. The Company's success will depend upon its ability to market its existing products (including its UNITHERM, UNITHERM II(R), ISOTHERM(TM) and ENVIROCLEAN(R) product lines) and to introduce future products on a timely basis. There can be no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or in continuing to market its existing products.

  In 1994, the Company commenced the manufacture and marketing of its UNITHERM II(R) and ISOTHERM(TM) reflow soldering systems. Management expects the sale of the Company's older products to diminish over time. Management believes that the success of the UNITHERM II(R) and ISOTHERM(TM) product lines is, therefore, crucial to the future of the Company. Although sales of these products to date have been encouraging, there can be no assurance that these product lines will maintain profitable sales levels in 1995. The lack of sales or profitability of these products could have a substantial and adverse impact on the Company.

  Narrow Product Line and Customer Base. The bulk of the Company's revenues (92% in 1994) are derived from sales of its solder reflow systems. As a result, the Company's revenues are subject to greater variability than would be true if the Company had a broader product line. In addition, although the Company may have as many as 160 customers in any given year, approximately 15% of its net sales in fiscal 1994, 8% in fiscal 1993 and 11% in fiscal 1992 were derived from the same customer. This concentration of business could subject the Company's revenues to greater variability than would be true if the Company's sales were distributed over a broader customer base, even though no other single customer accounted for more than 10% of sales in any of the three fiscal years preceding the date of this Prospectus.

  Current Patent Litigation. On November 26, 1991, the Company filed suit against a competitor ("Conceptronic") in the United States District Court for the District of New Hampshire seeking an injunction and damages against Conceptronic for infringement of two patents owned by the Company covering the apparatus and operating methodology of its solder reflow systems. Conceptronic filed a counterclaim against the Company alleging that the patent suit was brought in bad faith to maliciously interfere with Conceptronic's business relations. Conceptronic's counterclaims were dismissed in December 1993.

  There has been a series of rulings on technical motions by each side since the initiation of the suit which are described in detail under the heading "Legal Proceedings" in the Company's 10-K for fiscal 1994. In short, the Court at present has determined as a matter of law that the Company has produced sufficient facts which, if proved at trial, will establish Conceptronic's infringement of certain Company patents. A trial date has been set for July 25, 1995.

  Trial by jury of any patent litigation can be both expensive and time consuming, and there can be no assurance that the Company will ultimately prevail. Although the Company intends to vigorously pursue this litigation, continued litigation costs may be substantial and will reduce the Company's resources available to fund working capital requirements.

  A detailed procedural history of the patent litigation is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 which is incorporated herein by reference.

  Dependence on Key Employees. The Company's success will depend in part on key management and technical employees and on the Company's ability to continue to attract, retain and motivate highly talented personnel. With the exceptions of Messrs. Manfield, Lawler, Chanasyk and Spilling, the Company does not have written employment agreements with its personnel, although the Company's technical employees are required to enter into noncompetition agreements. The loss of one or more of the Company's key employees could have an adverse impact on the Company. There can be no assurance that the Company can retain its key employees or that it can attract, assimilate, or retrain other skilled personnel.

  Limits of Current Plant and Equipment; Possible Need for Additional
Capital. The current plant and equipment of the Company is not fully utilized. The Company estimates that its sales could increase to approximately $30,000,000 per year before full utilization of its capacity would occur, although there can be no assurance that such growth in sales will occur. Should sales reach the Company's maximum capacity level, however, further growth may be limited without the acquisition of additional plant space and equipment.

  Uncertainty of Forward-Looking Statements. Although no projections are included in this Prospectus, in certain instances management has made forward-looking statements regarding the Company's future prospects where it felt such information was important to an investor's understanding of the Company. These forward-looking statements are based on management's best estimates and present intentions and on assumptions that may or may not prove true. No assurance can be provided that the actual results achieved will conform with management's present beliefs, and variances, if they occur, may be material and adverse.

  Volatility of Stock Price. The trading price of the Company's Common Stock has been subject to substantial fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, and other events or factors. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  Shares Eligible for Future Sale. There are 976,200 shares reserved for issuance upon exercise of outstanding options granted under the Company's stock option plan, which shares will become available for future sale in the public market at prescribed times. Sales of substantial amounts of such shares in the public market could exert downward pressure on the trading price of the Common Stock.

  Lack of Dividends. The Company has not paid any dividends on its Common Stock since its inception and currently intends to retain any future earnings for use in its business.

                              SELLING STOCKHOLDER

  The following table sets forth the name, amount of Common Stock owned by the Selling Stockholder prior to the Offering, the amount to be offered for the holder's account and the amount and percentage, if required, of Common Stock to be owned by the holder after the Offering. Except as indicated in a footnote, the Selling Stockholder and its affiliates have not held any position, office or material relationship with the Company within three years of the date of this Prospectus.

                                           SHARES ACQUIRABLE
                                          (AND OFFERED HEREBY)  SHARES ACQUIRABLE    SHARES REMAINING
                                            UPON CONVERSION    (AND OFFERED HEREBY)   IF ALL SHARES
                                            10% CONVERTIBLE      UPON EXERCISE OF     OFFERED HEREBY
                         SHARES CURRENTLY     SUBORDINATED         COMMON STOCK          ARE SOLD
          NAME                OWNED            DEBENTURE        PURCHASE WARRANTS  (% IF GREATER THAN 1%)
          ----           ---------------- -------------------- -------------------- --------------------
New England Growth
Fund I, L.P.(1).........         0             1,920,000                 0          480,000 (4.66%)(2)

- --------
(1) John F. Rousseau, Jr. and Robert J. Hanks are general partners of the general partner of New England Growth Fund I, L.P. ("NEGF") and have served as directors of the Company since October 1993.
(2) If all of the 1,920,000 Shares registered and offered hereby are sold, NEGF will continue to hold 480,000 shares of Common Stock of the Company. These 480,000 shares are included in the additional 968,225 shares which are covered by a separate Prospectus included in this Registration Statement. NEGF has agreed not to sell the 480,000 shares for a period of 9 months from the date of this Prospectus. See "Plan of Distribution" and "Other Selling Stockholders."

                     MARKET FOR THE COMPANY'S COMMON STOCK

  The Company's Common Stock is traded on the American Stock Exchange under the trading symbol VTC. As of July 1, 1995 there were a total of 7,553,638 shares of Common Stock issued and outstanding.

  The following table presents high and low sales prices for the Common Stock for each fiscal quarter within the fiscal years ended December 31, 1994 and 1993, and for the first and second fiscal quarters of 1995.

                           1ST QUARTER   2ND QUARTER   3RD QUARTER  4TH QUARTER
                          ------------- -------------- ------------ ------------
                           HIGH   LOW    HIGH    LOW    HIGH   LOW   HIGH   LOW
                          ------ ------ ------- ------ ------ ----- ------ -----
1995..................... 2 3/16 1 5/16 1 11/16 1 3/16    --   --      --    --
1994..................... 1 3/16    5/8   15/16    5/8   1     5/8 1 13/16 11/16
1993.....................    7/8   9/16   11/16   7/16  13/16  3/8 1 1/8    9/16

                             PLAN OF DISTRIBUTION

  New England Growth Fund I, L.P., the Selling Stockholder ("NEGF"), has entered into a letter of intent with Schneider Securities, Inc., the Underwriter, which contemplates the terms of a firm commitment underwriting agreement (the "Underwriting Agreement") in connection with this offering. The Underwriting Agreement shall be executed prior to the closing of the offering. Pursuant to the Underwriting Agreement, the Underwriter will purchase from NEGF the 1,920,000 Shares offered hereby at $ . per Share (the bid price on the AMEX as of the date of this Prospectus less a 12% discount) and resell such Shares in the public marketplace at the same discounted price. The Underwriter may offer a portion of the Shares to certain other broker-dealers and may reallow such dealers the usual and customary discount. In connection with the Underwriting Agreement, NEGF has agreed not to sell a total of 480,000 shares of Common Stock of the Company, the balance of its holdings in the Company, for a period of 9 months from the effective date of this prospectus, and to request that Messrs. Hanks and Rousseau, general partners of the general partner of NEGF, resign from the Company's Board of Directors.

                          OTHER SELLING STOCKHOLDERS

  An additional 968,225 shares of Common Stock of the Company which are not part of the firm commitment offering (the "Non-Schneider Shares") have been registered by the Company for NEGF (480,000 shares) and certain other selling stockholders (488,225 shares). The distribution of the Non-Schneider Shares by such selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the AMEX, in negotiated transactions, through the writing of options or shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such selling stockholders may effect such transactions by selling the Non-Schneider Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from such selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). None of the Non-Schneider Shares are included in the firm commitment underwriting and the Underwriter is not expected to purchase and resell such shares.

                        DESCRIPTION OF THE COMMON STOCK

  Common Stock. The Company's Articles of Organization authorizes the issuance of 20,000,000 shares of Common Stock, par value $.01 per share. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.

  In accordance with Massachusetts Business Corporation Law, the Company has a classified Board of Directors consisting of two directors whose terms expire in 1995 (including one current vacancy in such class), three directors whose terms expire in 1996 and two directors whose terms expire in 1997. Cumulative voting for the election of directors is not permitted by the Articles of Organization.

  Holders of the outstanding shares of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds therefor, although the Company has not declared dividends and does not have a present intention to do so in the foreseeable future and may be prohibited from doing so by its current lenders. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of the Common Stock are entitled to receive, ratably, the assets of the Company net of liabilities. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All the issued and outstanding shares of the Common Stock are, and all unissued shares when issued against payment therefor will be, duly authorized, validly issued, fully paid and non-assessable.

  Transfer Agent. Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey, acts as the Company's Transfer Agent.

                                INDEMNIFICATION

  Section 67 of the Massachusetts Business Corporation Law (the "BCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based.

  In addition, Section 13(b)(1 1/2) of the BCL permits the elimination or limiting of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the BCL (relating to the payment of unauthorized distributions or the extension of unapproved loans to officers or directors), or (iv) for any transaction from which the director derived an improper personal benefit.

  Under Article 6A of the Company's Articles of Organization (the "Articles") the Company may indemnify its directors, officers, employees or other agents, present or former, if provided in the Company's by-laws. Under Article 6I of the Articles, as amended, the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors to the extent Section 13(b)(1 1/2) of the BCL permits the limitation of such liability.

  Article V(9) of the Company's by-laws further provides for the indemnification of officers and directors to the fullest extent authorized by the BCL, and for the prompt advancement of expenses, for costs, expenses (including legal fees) and obligations paid or incurred in connection with or arising out of the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which the director or officer may be a defendant or with which the director or officer may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer; provided, however, that the Company shall provide no indemnification with respect to any matter as to which any such indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interest of the Company or (ii) to the extent such matter relates to federal or state securities laws, consonant with such laws.

                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the Shares offered hereby will be passed upon for the Company by Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02903. Certain legal matters regarding the underwriting of the Shares and the Underwriter will be passed upon by William M. Prifti, Esq., Law Offices, 220 Broadway, Suite 204, Lynnfield, MA 01940.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., Independent Auditors, as stated in their report dated February 21, 1995 incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES: (I) OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, (II) IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, (III) IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, (IV) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION, OR (V) TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDIC-TION OF THE UNITED STATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED IN THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   4
Selling Stockholders.......................................................   7
Market for the Company's Common Stock......................................   7
Plan of Distribution.......................................................   7
Other Selling Stockholders.................................................   8
Description of the Common Stock............................................   8
Indemnification............................................................   8
Legal Matters..............................................................   9
Experts....................................................................   9

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       [LOGO OF VITRONICS CORP. APPEARS HERE]

                               1,920,000 SHARES


                                 ------------
                                  PROSPECTUS
                                 ------------


                          SCHNEIDER SECURITIES, INC.


                                       , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

PROSPECTUS
- ----------
                             VITRONICS CORPORATION

                        968,225 SHARES OF COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

  The Selling Stockholders are offering for sale (the "Offering") a total of 968,225 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Vitronics Corporation (the "Company"). The Company will not receive any proceeds from the sale of the Shares.

  The Shares are being registered pursuant to the Registration Statement of which this Prospectus is a part and the Selling Stockholders are identified in the table captioned "Selling Stockholders" herein.

  The Shares are listed on the American Stock Exchange (the "AMEX") where they trade under the symbol "VTC." The average of the high and low prices for the Common Stock on August 7, 1995 was $1.66 per share. See "Risk Factors-- Volatility of Stock Price." The Selling Stockholders intend to sell the Shares in market transactions on a continuous or delayed basis, subject to certain limitations imposed by Federal and state securities laws, at then current market prices at any time, and from time to time, over the next two years. In connection with sales, it is expected that the Selling Stockholders will incur a standard commission charge. See "Plan of Distribution". The selling price of the Shares cannot be determined at this time.

  An additional 1,920,000 shares of Common Stock are being registered by the Company pursuant to the Registration Statement of which this Prospectus is a part. Such additional shares comprise a firm commitment offering by Schneider Securities, Inc. as Underwriter for such shares for the account of New England Growth Fund I, L.P., as selling stockholder ("NEGF"). Such additional shares
are being purchased by the Underwriter from NEGF for $    per share (the bid
price on the AMEX as of the date of this Prospectus less a 12% discount) and are being resold to the public at the same discounted price. See "Plan of Distribution" and "Other Selling Stockholders."

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS      , 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048 and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company can also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "10-K"), as amended on August 4, 1995 (Amendment No. 1) and August 8, 1995 (Amendment No. 2).

    (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 1995, as amended August 4, 1995 (Amendment No. 1).

    (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 1995, as amended on August 10, 1995 (Amendment No. 1).

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Lorraine Giordano, Clerk, Vitronics Corporation, 1 Forbes Road, Newmarket, New Hampshire 03857; 603-659-6550.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus, and any document incorporated by reference, in its entirety.

                                  THE COMPANY

  Vitronics Corporation (the "Company") designs, manufactures and markets high-volume systems for the soldering of surface mounted devices to, and the cleaning of, printed circuit boards ("PCBs"). The Company's solder reflow systems generally sell for between $20,000 and $150,000, and its semi-aqueous cleaning systems generally sell for between $110,000 and $160,000. Management believes that the Company's systems have the largest market share of their respective high end reflow markets (excluding Japan), with approximately 30% of the domestic and one-quarter of the worldwide solder reflow market, and in excess of 50% of the installed base of in-line, semi-aqueous cleaning systems.

  Although none of the Company's customers named below have any ongoing contractual obligation to purchase the Company's products, all have made repeated purchases of the Company's products in the past and approximately 40% of such customers currently have purchase orders pending in the Company's backlog. United States customers during the past eighteen months have included Allied Signal, AT&T, AVEX Electronics, Chrysler, GE, GM, GTE, Hughes Aircraft, IBM, Intel, McDonnell Douglas, Motorola, Northern Telecom, Raytheon, SCI and Xerox. International customers during such period have included Ericsson, Fujitsu, Hitachi, Mitsubishi, NEC, Olympus, Phillips, Siemens and Toshiba.

  During 1994, the Company successfully introduced two new solder reflow ovens into the marketplace, and recorded total sales in excess of $17 million and net income of $602,000, as compared with a net loss of $1,357,000 in 1993 on sales of $12.7 million in 1993. During the last quarter of 1994, the Company had record bookings of $5.5 million.

                                  THE OFFERING

Shares Offered............  968,225 shares of Common Stock (the "Shares").

Common Stock
 Outstanding(1)...........  7,553,638 shares

American Stock Exchange
 Symbol...................  VTC

Use of Proceeds...........  The Company will not receive any proceeds from the sale of Shares.

Risk Factors..............  The Shares offered hereby are speculative in na-
                             ture, involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of his entire investment. See "Risk Factors."
- --------
(1) As of July 1, 1995. Does not include the 976,200 shares reserved for issuance pursuant to options presently outstanding under the Company's stock option plans.

                                 RISK FACTORS

  INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL RESOURCES WHO CAN AFFORD THE LOSS OF ALL OR A PART OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING MATTERS BEFORE
INVESTING:

  Recent History of Losses. As reflected in the Company's financial statements, the Company recorded net income of $602,000 in fiscal 1994, after net losses of over $6 million in the aggregate for the preceding three fiscal years. The Company attributes this turnaround to an aggressive cost control program implemented in 1993, reduction in material and direct labor costs, general improvement in the economy and the marketing of innovative new products such as UNITHERM II(R) and ISOTHERM(TM). While the Company will continue to build on this strategy, there can be no assurance of continued profitability.

  Bank Financing. The Company has obtained a $500,000 line of credit with the First National Bank of Portsmouth. This line of credit is secured by substantially all of the assets of the Company. Management believes this line of credit, in addition to internally generated funds and capital equipment lease financing expected to be available, will be sufficient to meet the Company's working capital requirements in 1995. There can be no assurance, however, that additional debt or equity financing will not be needed or that such financing, if available, will be adequate to meet the Company's requirements on terms satisfactory to the Company.

  Business Cycles; Dependence of Company on Electronics-Related
Industries. Most of the Company's customers operate in electronics-related industries that are subject to a decline in activity during recessions in the general economy. During the recent recession, the Company experienced a steady decline in net sales from $20.5 million in fiscal 1989 to a low of $12.3 million in fiscal 1992. Although the Company in 1994 experienced a significant increase in sales and orders for its products, there can be no assurance that the negative impact of the recent recession in the general economy, and in the electronics-related industries in particular, is over. Moreover, the currently forecasted slowdown in the economy, should it occur, could have a material adverse impact on the Company's operations. In the future, it should be expected that the Company's business will continue to be affected by general business cycles and that such cycles will have a material impact upon the Company's business from year to year.

  Competition. The printed circuit board ("PCB") reflow soldering and cleaning markets are highly competitive. Competition, and particularly price competition, could adversely affect the Company's ability to maintain and/or increase its sales and profitability. Many of the Company's current and potential competitors have substantial financial, marketing and technical resources, manufacturing capability, customer support organizations and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

  The Company's solder reflow systems may also face competition from the development of electrically conductive adhesives designed to eliminate the need to solder components to PCBs. At this point in the development of conductive adhesives the Company believes that even if the adhesives are technologically successful, they will require heat treatment or curing. Accordingly, a market will continue to exist for the Company's solder reflow technology. The potential impact of electrically conductive adhesives on the Company's semi-aqueous system business is uncertain.

  The Company's semi-aqueous cleaning systems also face competition from the growing acceptance and utilization of "no clean" solder pastes which produce minimal flux residue, thus reducing and potentially eliminating the need for post-assembly PCB cleaning and the emergence of electrically-conductive adhesives. There can be no assurance that the technology necessary to make and effectively use "no clean" solder pastes which meet high reliability standards will not be developed. In such event, the market for semi-aqueous cleaning systems could be substantially reduced.

  Component Supply. The microprocessor used in the Company's UNITHERM solder reflow systems is presently being purchased from only one source. There can be no assurance that this source will continue in business or continue to manufacture the component upon which the Company's products currently depend. The Company has not entered into a supply agreement with this vendor and is dependent on the availability of its components on an as-needed basis. Although management believes it can obtain the microprocessor component from other sources on competitive terms, the inability to obtain the number of these components required could result in delays or reductions in product shipments which would adversely affect the Company's operating results.

  Potential Increased Costs. Although management believes that it has defined the production costs of its new product lines within fairly narrow ranges, these costs may vary depending on the Company's ability to take advantage (or not) of quantity discounts, etc. If the Company experiences working capital shortages in 1995, its costs may increase and gross margins decrease, which could have a material adverse impact on the Company and its prospects for growth.

  Technological Change and Dependence on New Products. The Company's product markets are characterized by changing technology, evolving industry standards and frequent new product introductions. The Company's success will depend upon its ability to market its existing products (including its UNITHERM, UNITHERM II(R), ISOTHERM(TM) and ENVIROCLEAN(R) product lines) and to introduce future products on a timely basis. There can be no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or in continuing to market its existing products.

  In 1994, the Company commenced the manufacture and marketing of its UNITHERM II(R) and ISOTHERM(TM) reflow soldering systems. Management expects the sale of the Company's older products to diminish over time. Management believes that the success of the UNITHERM II(R) and ISOTHERM(TM) product lines is, therefore, crucial to the future of the Company. Although sales of these products to date have been encouraging, there can be no assurance that these product lines will maintain profitable sales levels in 1995. The lack of sales or profitability of these products could have a substantial and adverse impact on the Company.

  Narrow Product Line and Customer Base. The bulk of the Company's revenues (92% in 1994) are derived from sales of its solder reflow systems. As a result, the Company's revenues are subject to greater variability than would be true if the Company had a broader product line. In addition, although the Company may have as many as 160 customers in any given year, approximately 15% of its net sales in fiscal 1994, 8% in fiscal 1993 and 11% in fiscal 1992 were derived from the same customer. This concentration of business could subject the Company's revenues to greater variability than would be true if the Company's sales were distributed over a broader customer base, even though no other single customer accounted for more than 10% of sales in any of the three fiscal years preceding the date of this Prospectus.

  Current Patent Litigation. On November 26, 1991, the Company filed suit against a competitor ("Conceptronic") in the United States District Court for the District of New Hampshire seeking an injunction and damages against Conceptronic for infringement of two patents owned by the Company covering the apparatus and operating methodology of its solder reflow systems. Conceptronic filed a counterclaim against the Company alleging that the patent suit was brought in bad faith to maliciously interfere with Conceptronic's business relations. Conceptronic's counterclaims were dismissed in December 1993.

  There has been a series of rulings on technical motions by each side since the initiation of the suit which are described in detail under the heading "Legal Proceedings" in the Company's 10-K for fiscal 1994. In short, the Court at present has determined as a matter of law that the Company has produced sufficient facts which, if proved at trial, will establish Conceptronic's infringement of certain Company patents. A trial date has been set for July 25, 1995.

  Trial by jury of any patent litigation can be both expensive and time consuming, and there can be no assurance that the Company will ultimately prevail. Although the Company intends to vigorously pursue this litigation, continued litigation costs may be substantial and will reduce the Company's resources available to fund working capital requirements.

  A detailed procedural history of the patent litigation is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 which is incorporated herein by reference.

  Dependence on Key Employees. The Company's success will depend in part on key management and technical employees and on the Company's ability to continue to attract, retain and motivate highly talented personnel. With the exceptions of Messrs. Manfield, Lawler, Chanasyk and Spilling, the Company does not have written employment agreements with its personnel, although the Company's technical employees are required to enter into noncompetition agreements. The loss of one or more of the Company's key employees could have an adverse impact on the Company. There can be no assurance that the Company can retain its key employees or that it can attract, assimilate, or retrain other skilled personnel.

  Limits of Current Plant and Equipment; Possible Need for Additional
Capital. The current plant and equipment of the Company is not fully utilized. The Company estimates that its sales could increase to approximately $30,000,000 per year before full utilization of its capacity would occur, although there can be no assurance that such growth in sales will occur. Should sales reach the Company's maximum capacity level, however, further growth may be limited without the acquisition of additional plant space and equipment.

  Uncertainty of Forward-Looking Statements. Although no projections are included in this Prospectus, in certain instances management has made forward-looking statements regarding the Company's future prospects where it felt such information was important to an investor's understanding of the Company. These forward-looking statements are based on management's best estimates and present intentions and on assumptions that may or may not prove true. No assurance can be provided that the actual results achieved will conform with management's present beliefs, and variances, if they occur, may be material and adverse.

  Volatility of Stock Price. The trading price of the Company's Common Stock has been subject to substantial fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, and other events or factors. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  Shares Eligible for Future Sale. There are 976,200 shares reserved for issuance upon exercise of outstanding options granted under the Company's stock option plan, which shares will become available for future sale in the public market at prescribed times. Sales of substantial amounts of such shares in the public market could exert downward pressure on the trading price of the Common Stock.

  Lack of Dividends. The Company has not paid any dividends on its Common Stock since its inception and currently intends to retain any future earnings for use in its business.

                             SELLING STOCKHOLDERS

  The following table sets forth the name, amount of Common Stock owned by the Selling Stockholders prior to the Offering, the amount to be offered for the holder's account and the amount and percentage, if required, of Common Stock to be owned by the holder after the Offering. Except as indicated in a footnote, none of the Selling Stockholders or their affiliates have held any position, office or material relationship with the Company within three years of the date of this Prospectus.

                                           SHARES ACQUIRABLE
                                          (AND OFFERED HEREBY)  SHARES ACQUIRABLE   SHARES REMAINING
                                            UPON CONVERSION    (AND OFFERED HEREBY)  IF ALL SHARES
                                            10% CONVERTIBLE      UPON EXERCISE OF    OFFERED HEREBY
                         SHARES CURRENTLY     SUBORDINATED         COMMON STOCK         ARE SOLD
          NAME                OWNED            DEBENTURE        PURCHASE WARRANTS  (% IF GREATER THAN 1%)
          ----           ---------------- -------------------- -------------------- --------------------
New England Growth Fund
 I, L.P.(1).............           0            480,000                    0                0
Barclay Investments,
 Inc.(2)................           0                  0               73,113(3)             0
James F. Twaddell.......           0                  0               57,612                0
Edward R. Henderson.....           0                  0               15,500                0
Paul Fiorini............           0                  0               30,000                0
Fred Luthy..............           0                  0               15,000                0
Joseph Guccione.........           0                  0               15,000                0
Robert A. Neff..........           0                  0               15,000                0
A.W. Airflo Company(4)..     142,000                  0                    0                0

- --------
(1) John F. Rousseau, Jr. and Robert J. Hanks are general partners of the general partner of New England Growth Fund I, L.P. ("NEGF") and have served as directors of the Company since October 1993. NEGF is selling contemporaneously with this Prospectus a total of 1,920,000 shares of Common Stock of the Company pursuant to a firm commitment underwriting by Schneider Securities, Inc. As part of such firm commitment underwriting, NEGF has agreed not to sell the 480,000 shares offered hereby for a period of 9 months from the date of this Prospectus and to request that Messrs. Rousseau and Hanks resign from the Company's Board of Directors. See "Plan of Distribution" and "Other Selling Stockholders."
(2) Barclay Investments, Inc. served as standby underwriter for the Company's 1992 Rights Offering and as Advisor for the placement of the Company's 10% Convertible Debenture to NEGF in October, 1993.
(3) Includes 125,000 shares acquirable upon exercise of a Common Stock Warrant dated October 1, 1993, and 73,113 shares acquirable upon exercise of a Common Stock Warrant dated March 9, 1994.
(4) A.W. Airflo Company supplies materials to the Company from time to time which are used in the Company's manufacturing processes.

                     MARKET FOR THE COMPANY'S COMMON STOCK

  The Company's Common Stock is traded on the American Stock Exchange under the trading symbol VTC. As of July 1, 1995 there were a total of 7,553,638 shares of Common Stock issued and outstanding.

  The following table presents high and low sales prices for the Common Stock for each fiscal quarter within the fiscal years ended December 31, 1994 and 1993, and for the first fiscal quarter of 1995.

                          1ST QUARTER   2ND QUARTER   3RD QUARTER  4TH QUARTER
                         ------------- -------------- ------------ ------------
                          HIGH   LOW    HIGH    LOW    HIGH   LOW   HIGH   LOW
                         ------ ------ ------- ------ ------ ----- ------ -----
   1995................. 2 3/16 1 5/16 1 11/16 1 3/16    --   --      --    --
   1994................. 1 3/16    5/8   15/16    5/8   1     5/8 1 13/16 11/16
   1993.................    7/8   9/16   11/16   7/16  13/16  3/8 1 1/8    9/16

                             PLAN OF DISTRIBUTION

  The Shares are listed on the American Stock Exchange. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the AMEX, in negotiated transactions, through the writing of options or shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

                          OTHER SELLING STOCKHOLDERS

  In addition to the Shares offered hereby, one of the Selling Stockholders, New England Growth Fund I, L.P., ("NEGF"), has entered into a letter of intent with Schneider Securities, Inc. as underwriter, which contemplates the terms of a firm commitment underwriting agreement (the "Underwriting Agreement") covering 1,920,000 shares of Common Stock of the Company owned by NEGF. The Underwriting Agreement shall be executed on or before the date of this Prospectus. Pursuant to the Underwriting Agreement, the Underwriter will
purchase from NEGF 1,920,000 shares of Common Stock at $ .   per share (the
bid price on the AMEX as of the date of this Prospectus less a 12% discount) and shall resell such shares in the public marketplace at the same discounted price. The Underwriter will receive a 10% commission and a 3% non-accountable expense from NEGF. The Underwriter may offer a portion of the shares to certain other broker-dealers and may reallow such dealers the usual and customary discount. In connection with the Underwriting Agreement, NEGF has agreed not to sell the 480,000 shares of Common Stock of the Company which it is offering hereby, the balance of its holdings in the Company, for a period of 9 months from the effective date of this Prospectus, and to request that Messrs. Hanks and Rousseau, general partners of the general partner of NEGF, resign from the Company's Board of Directors.

                        DESCRIPTION OF THE COMMON STOCK

  Common Stock. The Company's Articles of Organization authorizes the issuance of 20,000,000 shares of Common Stock, par value $.01 per share. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.

  In accordance with Massachusetts Business Corporation Law, the Company has a classified Board of Directors consisting of two directors whose terms expire in 1995 (including any current vacancy in such class), three directors whose terms expire in 1996 and two directors whose terms expire in 1997. Cumulative voting for the election of directors is not permitted by the Articles of Organization.

  Holders of the outstanding shares of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds therefor, although the Company has not declared dividends and does not have a present intention to do so in the foreseeable future and may be prohibited from doing so by its current holders. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of the Common Stock are entitled to receive, ratably, the assets of the Company net of liabilities. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All the issued and outstanding shares of the Common Stock are, and all unissued shares when issued against payment therefor will be, duly authorized, validly issued, fully paid and non-assessable.

  Transfer Agent. Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey, acts as the Company's Transfer Agent.

                                INDEMNIFICATION

  Section 67 of the Massachusetts Business Corporation Law (the "BCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based.

  In addition, Section 13(b)(1 1/2) of the BCL permits the elimination or limiting of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the BCL (relating to the payment of unauthorized distributions or the extension of unapproved loans to officers or directors), or (iv) for any transaction from which the director derived an improper personal benefit.

  Under Article 6A of the Company's Articles of Organization (the "Articles") the Company may indemnify its directors, officers, employees or other agents, present or former, if provided in the Company's by-laws. Under Article 6I of the Articles, as amended, the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors to the extent Section 13(b)(1 1/2) of the BCL permits the limitation of such liability.

  Article V(9) of the Company's by-laws further provides for the indemnification of officers and directors to the fullest extent authorized by the BCL, and for the prompt advancement of expenses, for costs, expenses (including legal fees) and obligations paid or incurred in connection with or arising out of the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which the director or officer may be a defendant or with which the director or officer may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer; provided, however, that the Company shall provide no indemnification with respect to any matter as to which any such indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interest of the Company or (ii) to the extent such matter relates to federal or state securities laws, consonant with such laws.

                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the Shares offered hereby will be passed upon for the Company by Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02903.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., Independent Auditors, as stated in their report dated February 21, 1995 incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES: (I) OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, (II) IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, (III) IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, (IV) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION, OR (V) TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDIC-TION OF THE UNITED STATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED IN THIS PROSPECTUS.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   4
Selling Stockholders.......................................................   7
Market for the Company's Common Stock......................................   7
Plan of Distribution.......................................................   8
Other Selling Stockholders.................................................   8
Description of the Common Stock............................................   8
Indemnification............................................................   9
Legal Matters..............................................................   9
Experts....................................................................   9

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                    [LOGO OF VITRONICS CORP. APPEARS HERE]

                                968,225 SHARES


                                --------------
                                  PROSPECTUS
                                --------------




                                       , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The registrant estimates that expenses in connection with the offering described in this Registration Statement, all of which shall be borne by the Company, will be as follows:

   Securities and Exchange Commission registration fee................. $ 1,464
   Printing expenses*.................................................. $20,000
   Accountant's fees and expenses...................................... $ 5,000
   Legal fees and expenses............................................. $25,000
   Blue Sky fees and expenses.......................................... $ 5,000
   NASD filing fee..................................................... $   925
   Miscellaneous....................................................... $ 1,500
                                                                        -------
     Total............................................................. $58,739
                                                                        =======

- --------
* includes Edgar filing service charges

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 67 of the Massachusetts Business Corporation Law (the "BCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based.

  In addition, Section 13(b)(1 1/2) of the BCL permits the elimination or limiting of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the BCL (relating to the payment of unauthorized distributions or the extension of unapproved loans to officers or directors), or (iv) for any transaction from which the director derived an improper personal benefit.

  Under Article 6A of the Company's Articles of Organization (the "Articles") the Company may indemnify its directors, officers, employees or other agents, present or former, if provided in the Company's by-laws. Under Article 6I of the Articles, as amended, the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors to the extent Section 13(b)(1 1/2) of the BCL permits the limitation of such liability.

  Article V(9) of the Company's by-laws further provides for the indemnification of officers and directors to the fullest extent authorized by the BCL, and for the prompt advancement of expenses, for costs, expenses (including legal fees) and obligations paid or incurred in connection with or arising out of the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which the director or officer may be a defendant or with which the director or officer may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer; provided, however, that the Company shall provide no indemnification with respect to any matter as to which any such indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interest of the Company or (ii) to the extent such matter relates to federal or state securities laws, consonant with such laws.

ITEM 16. EXHIBITS.

  A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective Amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective Amendment and each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective Amendment any of the securities being registered which remain unsold at the termination of the Offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 4 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED ON THE 10TH DAY OF AUGUST, 1995.

                                         Vitronics Corporation


                                         By:    /s/ James J. Manfield, Jr.
                                             ----------------------------------
                                                 JAMES J. MANFIELD, JR.,
                                               CHAIRMAN OF THE BOARD, CHIEF
                                                 EXECUTIVE OFFICER, CHIEF
                                             FINANCIAL OFFICER, TREASURER AND
                                                         DIRECTOR


                                         By:      /s/ Daniel J. Sullivan
                                             ----------------------------------
                                              DANIEL J. SULLIVAN, CORPORATE
                                                 CONTROLLER AND PRINCIPAL
                                                    ACCOUNTING OFFICER


                                         By:       /s/ Ronald W. Lawler
                                             ----------------------------------
                                               RONALD W. LAWLER, PRESIDENT,
                                                CHIEF OPERATING OFFICER AND
                                                         DIRECTOR


                                         By:     /s/ David R. A. Steadman
                                             ----------------------------------
                                                   DAVID R. A. STEADMAN,
                                                         DIRECTOR


                                         By:        /s/ Allen H. Keough
                                             ----------------------------------
                                                     ALLEN H. KEOUGH,
                                                         DIRECTOR


                                         By:     /s/ John F. Rousseau, Jr.
                                             ----------------------------------
                                                  JOHN F. ROUSSEAU, JR.,
                                                         DIRECTOR


                                         By:        /s/ Robert J. Hanks
                                             ----------------------------------
                                                     ROBERT J. HANKS,
                                                         DIRECTOR

                                 EXHIBIT INDEX

  NO.  ITEM                                                                  PAGE
  ---  ----                                                                  ----
  1.1  Letter of Intent between New England Growth Fund I, L.P., Schneider
        Securities, Inc. and the Company dated June 30, 1995(4)...........
  1.2  Form of Underwriting Agreement between New England Growth Fund I,
        L.P., Schneider Securities, Inc. and the Company(4)...............
  4.1  Specimen Common Stock Certificate(1)...............................
  4.2  Form of Warrant issued to the Underwriter in the Company' 1992
        Rights Offering(2)................................................
  4.3  Form of 10% Convertible Subordinated Debenture(3)..................
  4.4  Form of Common Stock Purchase Warrant(3)...........................
  5.0  Opinion of Messrs. Hinckley, Allen & Snyder regarding the legality of the securities offered(4)......................................
 23.1  Consent of Coopers & Lybrand L.L.P. ...............................
 23.2  Consent of Hinckley, Allen & Snyder (included in Exhibit 5.0)......

- --------
 (1) Exhibit 4.1 is hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No.2-90042) filed by the Company with the Securities and Exchange Commission on April 1, 1985.
 (2) Exhibit 4.2 is hereby incorporated by reference to Exhibits to Amendment No. 2 to Form S-2 Registration Statement (File No. 33-50928) filed by the Company with the Securities and Exchange Commission on November 12, 1992.
 (3) Exhibits 4.3 and 4.4 are hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities & Exchange Commission on April 13, 1994.
 (4) Previously Filed with the Registration Statement.